                                                               EXHIBIT 1.A(1)(d)


[A I M  DISTRIBUTORS, INC. LETTERHEAD]

February 18, 1999


VIA AIRBORNE EXPRESS


State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Re:      Amendment of Custodian Agreement Dated May 1, 1996

Ladies and Gentlemen:

This letter amends that certain Custodian Agreement, dated May 1, 1996, between State Street Bank and Trust Company and A I M Distributors, Inc. (the "Custodian Agreement").

Effective as of March 1, 1999:

1. The second WHEREAS paragraph on page one of the Custodian Agreement is hereby amended and restated to read in full as follows:

                  "WHEREAS, the Sponsor is engaged in the business of selling shares of mutual funds and similar securities and presently wishes to continue the services of the Custodian in connection with the administration of a plan for the accumulation of Class I Shares of AIM Summit Fund, Inc. (the "Fund") which the Sponsor sells and distributes for the benefit of Planholders (as defined herein) of AIM Summit Investors Plans I (the "Plan");"

State Street Bank and Trust Company
February 18, 1999
Page 2





2. Section I.A.1. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                  "1. Nature of the Plan. The Sponsor intends to offer the Plan for the accumulation of Class I Shares of the Fund, or any other shares substituted therefor, under the terms of the Plan (all such shares being hereinafter called the "Fund Shares" and the issuer of such shares being hereinafter called the "Fund," unless the context indicates otherwise). Beneficial owners of Fund Shares under the Plan are hereinafter called "Planholders"."

3. The sixth sentence of Section II.A.8. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                  "For a period of twelve (12) months following a face change increase, the Planholder may decrease the increased Plan to a smaller plan size, but not smaller than the original Plan prior to the increase."

4. The first sentence of Section II.A.10. of the Custodian Agreement is hereby amended to read as follows:

                  "The Custodian and the Sponsor agree that a Planholder may, within 90 days after he has terminated his Plan, on written request to the Custodian, reinstate his Plan..."

The foregoing amendments reflect (i) the change in name of Summit Investors Plans to AIM Summit Investors Plans I, (ii) the change in the name of the shares of AIM Summit Fund, Inc. to Class I Shares, (iii) the extension from six (6) months to twelve (12) months as the period during which a Planholder may decrease a Plan that had previously been increased, and (iv) the change in the period during which a planholder may exercise his reinstatement privilege from sixty (60) to ninety (90) days. Other than as

State Street Bank and Trust Company
February 18, 1999
Page 3




amended by the foregoing amendments, the Custodian Agreement remains unaltered, and is in full force and effect.

Please indicate your agreement to the foregoing amendments to the Custodian Agreement by signing, dating and returning the enclosed copy of this letter.

Sincerely,


/s/ W. GARY LITTLEPAGE


W. Gary Littlepage
Senior Vice President




The foregoing amendments to the Custodian Agreement are hereby accepted and agreed to as of March 1, 1999.

State Street Bank and Trust Company

By:   /s/ RONALD E. LOGUE
   --------------------------------
   Name:  Ronald E. Logue
   Title: Executive Vice President